SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 11, 2008
IONA Technologies PLC

(Exact Name of Registrant as Specified in its Charter)
Ireland

(State or Other Jurisdiction of Incorporation)

000-29154	NA

(Commission File Number)	(IRS Employer Identification No.)

The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland	NA

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 353 1 637 2000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 3.03. Material Modification to Rights of Security Holders.
Item 4.01. Changes in Registrant’s Certifying Accountant.
Item 5.01. Changes in Control of Registrant.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1 Press release dated September 12, 2008

Item 1.02. Termination of a Material Definitive Agreement.
In connection with the completion of the acquisition of IONA Technologies PLC (“IONA” or the “Company”) by SPK Acquisitions Limited (“SPK Acquisitions”), a private limited company incorporated under Irish company law and a wholly-owned subsidiary of Progress Software Corporation, a Massachusetts corporation (“Progress”), IONA notified Deutsche Bank Trust Company Americas (the “Depositary”) on September 15, 2008 that it wished to terminate the Amended and Restated Deposit Agreement, dated April 26, 2004, by and among IONA, the Depositary and the registered holders and beneficial owners of IONA’s American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) issued thereunder (the “Deposit Agreement”). Each ADS represents one ordinary share, €0.0025 par value, of the Company (an “IONA Share”). The Deposit Agreement governed the rights and obligations of the Depositary, the Company and the registered holders and beneficial owners of the Company’s ADRs with respect to the listing of the Company’s ADRs on the NASDAQ Global Market (“NASDAQ”). The Depositary sent notice of the termination of the Deposit Agreement to the holders of the Company’s ADRs on September 16, 2008.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On September 12, 2008, following the receipt of all required regulatory and shareholder approvals, the Company and Progress completed their previously announced recommended acquisition of the entire issued share capital of the Company, whereby SPK Acquisitions acquired all of the issued share capital of the Company not already owned by Progress or its subsidiaries for cash (the “Scheme”) by means of a scheme of arrangement under Section 201 of the Irish Companies Act 1963 (the acquisition by SPK Acquisitions of the Company is referred to as the “Acquisition”). As a result of the Acquisition, the Company became an indirect wholly-owned subsidiary of Progress.
The Acquisition was approved by the shareholders of the Company at a Court Meeting of shareholders of the Company and at an Extraordinary General Meeting of shareholders of the Company, each held on August 28, 2008. The Acquisition was subsequently sanctioned by the High Court of Ireland at a Court Hearing held on September 10, 2008.
Upon completion of the Acquisition, holders of IONA Shares and holders of IONA’s ADRs that are not subsidiaries or nominees of Progress are entitled to receive US$4.05 in cash, without interest and less any applicable withholding taxes or, if applicable, ADR cancellation fees for each IONA Share or IONA ADR cancelled, as the case may be. Further, each outstanding stock option to purchase IONA Shares was cancelled in consideration for a cash payment per option to the option holder of the excess, if any, of US$4.05 less the exercise price applicable to each option to purchase the IONA Shares, without interest and less any applicable withholding taxes.
A copy of the press release issued by Progress on September 12, 2008 announcing completion of the Acquisition is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Acquisition, the Company notified NASDAQ on September 12, 2008 that the Acquisition was consummated, that the IONA Shares underlying IONA ADRs had been cancelled and that the holders of IONA’s ADRs became entitled to receive US$4.05 in cash for each ADR, without interest and less any applicable withholding taxes or ADR cancellation fees. Pursuant to the Company’s request, NASDAQ has filed with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report that the Company’s ADRs are no longer listed on NASDAQ.
Item 3.03. Material Modification to Rights of Security Holders.
On September 12, 2008, as a result of the Acquisition, each outstanding IONA Share and IONA ADR was cancelled and converted into the right to receive US$4.05 in cash, without interest and less any applicable withholding taxes or, if applicable, ADR cancellation fees.
Item 4.01. Changes in Registrant’s Certifying Accountant.
On September 12, 2008, in connection with the Acquisition, Ernst & Young LLP (“Ernst & Young”) indicated its intention to resign as the independent registered certified public accounting firm of the Company and that a letter of resignation from Ernst & Young would follow at a later date.
Ernst & Young’s report on the Company’s financial statements for 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.
During the period beginning January 1, 2006 through September 12, 2008, there have not been any (i) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, or (ii) reportable events (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).
IONA has provided to Ernst & Young a copy of the disclosures in response to Item 304(a) of Regulation S-K, which are set forth in this Item 4.01, and has requested a letter addressed to the SEC stating whether Ernst & Young agrees with the statements made by the Company in response to this Item 304(a) and, if not, stating the respects in which it does not agree.
The board of directors approved the change of auditors and appointed Deloitte & Touche LLP (“Deloitte & Touche”), auditors of Progress, as auditors of the Company with effect from the date of resignation of Ernst & Young as auditors of the Company. IONA has not previously consulted with Deloitte & Touche on (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) an audit opinion on the Company’s financial statements resulting in a written report or oral advice that Deloitte & Touche concluded was an important factor considered by IONA in reaching a decision as to the accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01.   Changes in Control of Registrant.
On September 12, 2008, the Acquisition of the Company by SPK Acquisitions was completed. Upon completion of the Acquisition, the Company became an indirect wholly-owned subsidiary of Progress. Pursuant to the Scheme, each IONA Share and IONA ADR was cancelled and converted into the right of holders of IONA Shares and IONA’s ADRs, as applicable, to receive US$4.05 in cash for each IONA Share and IONA ADR, as applicable, cancelled, without interest and less any applicable withholding taxes or ADR cancellation fees, if applicable. Further, each outstanding stock option to purchase IONA Shares was cancelled in consideration for a cash payment per option to the option holder of the excess, if any, of US$4.05 less the exercise price applicable to each option to purchase the IONA Shares, without interest and less any applicable withholding taxes. The Acquisition values the entire issued and to be issued share capital of IONA at approximately $161.7 million. As SPK Acquisitions will only pay the consideration for IONA Shares that are not owned by subsidiaries or nominees of Progress, the maximum cash payment that will be made by SPK Acquisitions in the Acquisition will be approximately $160.2 million. The Acquisition was funded by loan facilities made available to SPK Acquisitions by Progress, which were provided out of the existing financial resources of Progress. The payment of interest on, and the repayment of or security for, the loan facilities does not depend on the business of IONA or its subsidiaries.
Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 11, 2008, in connection with the completion of the Acquisition, each of Seán Baker, Christopher J. Horn, Ivor Kenny, James D. Maikranz, Kevin C. Melia, Bruce J. Ryan, Francesco Violante and Peter Zotto gave notice of their intent to resign as a member of the board of directors, and any committee thereof, of the Company, effective upon the consummation of the Acquisition.
On September 12, 2008, in connection with the Acquisition, Joseph Alsop, co-Founder and CEO of Progress, and Norman Robertson, Senior Vice President, Finance and Administration and Chief Financial Officer of Progress, were appointed as directors of the Company. Information regarding the committees of the board of directors to which these directors will be named is not available at this time.
Item 8.01.   Other Events.
On September 12, 2008, once the Scheme became effective and the Acquisition was completed, IONA’s secondary listing on the Irish Stock Exchange was cancelled.
Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release issued by Progress Software Corporation on September 12, 2008, filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IONA Technologies PLC
September 17, 2008	By:	/s/ Norman Robertson
Norman Robertson
Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Progress Software Corporation on September 12, 2008, filed herewith.